                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                                 iVILLAGE INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                             iVillage.com(TM) [LOGO]

                                212 Fifth Avenue
                            New York, New York 10010

                                                                  April 11, 2000

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held at The 200 Fifth Avenue Club, in the International Toy Center, 200 Fifth Avenue, New York, New York at 10:00 a.m. on Wednesday,
May 17, 2000. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

     I hope that you will attend the meeting and I look forward to seeing you there.

                                          Sincerely,

                                          /s/ Candice Carpenter
                                          ----------------------
                                          CANDICE CARPENTER
                                          Co-Chairperson of the Board and
                                          Chief Executive Officer
                                 iVILLAGE INC.
                                212 Fifth Avenue
                            New York, New York 10010

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of iVillage Inc., a Delaware corporation ("iVillage"), will be held on Wednesday, May 17, 2000, at 10:00 a.m. (local time), at The 200 Fifth Avenue Club, in the International Toy Center, 200 Fifth Avenue, New York, New York, for the following purposes:

     1. To elect three Class II Directors to the Board of Directors of iVillage;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of iVillage for the fiscal year ending December 31, 2000; and

     3. To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

     Stockholders of record at the close of business on April 6, 2000 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available at the Annual Meeting and, for any purpose germane to the Annual Meeting, during the ten days prior to the Annual Meeting, at the office of the Secretary of iVillage, 212 Fifth Avenue, New York, New York, during ordinary business hours.

     All stockholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.

                             YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          /s/ Steven A. Elkes
                                          ----------------------
                                          Steven A. Elkes
                                          Secretary

New York, New York
April 11, 2000
                                 iVILLAGE INC.
                                212 Fifth Avenue
                            New York, New York 10010

                               ------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 2000

                               ------------------

     This proxy statement is furnished to stockholders of iVillage Inc. ("iVillage") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of iVillage (the "Board") for use in voting at the Annual Meeting of Stockholders ("Annual Meeting") to be held at The 200 Fifth Avenue Club, in the International Toy Center, 200 Fifth Avenue, New York, New York, on Wednesday, May 17, 2000, at 10:00 a.m., and at any adjournment or postponement thereof.

     This proxy statement, and the accompanying form of proxy, are first being mailed to stockholders on or about April 11, 2000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

PURPOSE OF THE ANNUAL MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

RECORD DATE AND OUTSTANDING SHARES

     The Board has fixed the close of business on April 6, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of April 6, 2000, iVillage had issued and outstanding 29,646,845 shares of common stock, comprising all of iVillage's issued and outstanding voting stock.

REVOCABILITY AND VOTING OF PROXIES

     Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

     o by writing a letter delivered to Steven A. Elkes, Secretary of iVillage, stating that the proxy is revoked;

     o by submitting another proxy with a later date; or

     o by attending the Annual Meeting and voting in person.

     Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

     Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of iVillage's nominees as a director; (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of iVillage for the fiscal year ending December 31, 2000; and (iii) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. iVillage does not presently anticipate any other business will be presented for action at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

     Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the stockholders, including the election of directors. Cumulative voting by stockholders is not permitted.

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     A plurality of the votes cast is required for the election of directors. Abstentions and broker "non-votes" are not counted for purpose of the election of directors.

SOLICITATION

     We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation. iVillage has retained Acumen Partners LLC to assist in the solicitation of proxies, at an estimated cost of $7,500 plus other reasonable expenses.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     The By-Laws of iVillage provide that the Board of Directors is divided into three classes, denominated Class I, Class II and Class III, the terms of which expire successively over a three-year period. At the Annual Meeting, three individuals will be elected as Class II directors for a three-year term until their successors are elected and qualified.

     The Board of Directors currently has ten members. Jay C. Hoag, Douglas McCormick and Daniel H. Schulman are Class II Directors whose terms expire at the Annual Meeting and each of whom is a nominee for election. Candice Carpenter, Nancy Evans, Habib Kairouz and Martin Yudkovitz are Class III Directors whose terms expire at the 2001 annual meeting of stockholders. Alan Colner, Lennert J. Leader and Michael Levy are Class I Directors whose terms expire at the 2002 annual meeting of stockholders.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently directors of iVillage. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders properly nominate persons other than iVillage's nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of iVillage's nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the 2003 annual meeting of stockholders or until his earlier death, resignation or removal. There is no family relationship between any director and any other director or executive officer of iVillage.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. HOAG, McCORMICK AND SCHULMAN AS DIRECTORS.

DIRECTOR INFORMATION

     The following provides information about each nominee and continuing director, including data on their business backgrounds and the names of public companies and other selected entities for which they also serve as directors. The information concerning the directors and their security holdings has been furnished to us by each director.

CLASS II DIRECTORS--NOMINEES FOR A TERM OF THREE YEARS EXPIRING IN 2003

     JAY C. HOAG, age 41, has been a director of iVillage since February 1999. Since June 1995, Mr. Hoag has been a General Partner of Technology Crossover Ventures, a venture capital firm. From 1982 to 1994, Mr. Hoag served in a variety of capacities at Chancellor Capital Management, Inc. Mr. Hoag is currently a director of ONYX Software Corporation, a provider of customer management software, eLoyalty Corporation, a management consulting and information technology services company, FirePond, Inc., an e-commerce software provider, and Autoweb.com, a consumer automotive Internet service. He also serves as a director of several privately held companies. Mr. Hoag received his M.B.A. from the University of Michigan and a B.A. in Economics and political science from Northwestern University.

     DOUGLAS MCCORMICK, age 50, has been a director of iVillage since February 1999. Since January 1999, Mr. McCormick has been President and Chief Executive Officer of McCormick Media, Inc. From 1993 to 1999, Mr. McCormick was President and Chief Executive Officer of Lifetime Television, a joint venture of The Hearst Corporation and The Walt Disney Company. Mr. McCormick held various positions at Lifetime from 1984 to 1993 in the sales, marketing and research areas. Mr. McCormick received an M.B.A. from the Columbia University School of Business and a B.A. in speech/communications from the University of Dayton.

     DANIEL H. SCHULMAN, age 42, has been a director of iVillage since February 1999. Since June 1999, Mr. Schulman has been President and Chief Operating Officer of Priceline.com. From October

1998 to June 1999, Mr. Schulman was an Executive Vice President at AT&T Corp. and was President of AT&T WorldNet Services from January 1997 to October 1998. From January 1996 to January 1997, Mr. Schulman was a Vice President of Business Services at AT&T Corp. From December 1994 to January 1996, he served as a Marketing Vice President at AT&T Corp. and also was a General Manager at AT&T Corp. from June 1993 to December 1994. Mr. Schulman is currently a director of Net2Phone, Inc., an Internet telephone service provider, and Symantec Corporation, a provider of utility software for business and personal computing. Mr. Schulman received an M.B.A. from New York University and a B.S. from Middlebury College.

CLASS III DIRECTORS--TO CONTINUE IN OFFICE UNTIL 2001

     CANDICE CARPENTER, age 47, is a founder of iVillage and has been Chairperson of the Board and Chief Executive Officer since the inception of iVillage in June 1995 and Co-Chairperson of the Board since December 1998. Prior to founding iVillage, Ms. Carpenter was President of Q2, the upscale QVC, Inc. shopping channel, from 1993 through 1995. Ms. Carpenter was also a consultant to America Online, Inc. ("AOL") and Discovery Communications, Inc. in 1995. From 1989 to 1993, Ms. Carpenter was President of Time Life Inc.'s Time Life Video and Television and previously was Vice President in Consumer Marketing at American Express Company. Ms. Carpenter received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

     NANCY EVANS, age 49, is a founder of iVillage and has been Editor-in-Chief since inception in June 1995 and Co-Chairperson of the Board since December 1998. Ms. Evans is primarily responsible for the editorial quality and content for all of iVillage's editorial products online, in print or on television. Prior to founding iVillage, Ms. Evans created Family Life magazine in 1991, which she published in partnership with Jann Wenner. From 1987 to 1991, Ms. Evans served as President and Publisher of Doubleday. Prior to her employment at Doubleday, Ms. Evans was Vice President and Editor-In-Chief of the Book-of-the-Month Club, where she launched the Children's Book-of-the-Month Club. Ms. Evans graduated from Skidmore College with a B.A. and is also a graduate fellow at Columbia University.

     HABIB KAIROUZ, age 33, has been a director of iVillage since March 1998. Currently, Mr. Kairouz is Managing Director of Rho Management Company, Inc., an investment company, and has been with Rho since 1993. He also serves as a director at Bellwether Exploration Company, Inc., an oil drilling company, and a number of other private companies. Mr. Kairouz received a B.S. in Engineering and a B.A. in Economics from Cornell University and an M.B.A. in Finance from Columbia University.

     MARTIN J. YUDKOVITZ, age 46, has been a director of iVillage since February 1999. Mr. Yudkovitz has been an Executive Vice President of National Broadcasting Company, Inc. ("NBC") since December 1999 and President of NBC Interactive Media since December 1995. Mr. Yudkovitz is responsible for developing NBC's new media strategy and managing NBC's interactive operations. From December 1993 to December 1995, Mr. Yudkovitz served as Senior Vice President of NBC Multimedia, and in addition was appointed Senior Vice President of Strategic Development of NBC in March 1993. He has also served as General Counsel and Vice President for Business Affairs of CNBC. Mr. Yudkovitz joined NBC in 1984. Mr. Yudkovitz is also a director of NBC Internet, Inc., Net2Phone, Inc. and Talk City, Inc. Mr. Yudkovitz received a B.A. from Rutgers University and a J.D. from Columbia Law School.

CLASS I DIRECTORS--TO CONTINUE IN OFFICE UNTIL 2002

     ALAN COLNER, age 45, has been a director of iVillage since February 1999. Since August 1996, Mr. Colner has served as Managing Director, Private Equity Investments at Moore Capital Management, Inc. Before joining Moore, he was a Managing Director of Corporate Advisors, L.P., the general partner of Corporate Partners, a private equity fund affiliated with Lazard Freres & Co. LLC.
Mr. Colner is a director of GoTo.com, Inc., an Internet search company, and NextCard, Inc., an Internet based provider of consumer credit. Mr. Colner also serves as a director of several privately held companies. Mr. Colner received an M.B.A. from the Stanford University Graduate School of Business and a B.A. from Yale University.

     LENNERT J. LEADER, age 44, has been a director of iVillage since July 1998. Since February 1998, Mr. Leader has been President of AOL Investments, a division of AOL. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of AOL from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining AOL,
Mr. Leader was Vice President-Finance of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and its Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. Mr. Leader serves as a director of Multex.com, Inc. Mr. Leader graduated with a B.S. in Accounting in 1977 from the University of Baltimore.

     MICHAEL LEVY, age 53, has been a director of iVillage since November 1998. Mr. Levy currently serves as President and Chief Executive Officer at SportsLine.com, Inc., a position he has held since February 1994. Mr. Levy is also a director of SportsLine.com. Prior to joining SportsLine.com, Mr. Levy was a private investor. Mr. Levy serves as a director of NetCreations Inc., an e-mail marketing services company. Mr. Levy received a B.S. in Electrical Engineering from the Georgia Institute of Technology.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held nine meetings during the fiscal year ended December 31, 1999 and acted seven times by unanimous written consent. The Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee currently consists of directors Hoag, Leader and Colner. The Audit Committee reviews the internal accounting procedures of iVillage and recommends, consults with and reviews the services provided by iVillage's independent accountants. The Audit Committee held four meetings during the fiscal year ended December 31, 1999.

     The Compensation Committee currently consists of directors McCormick, Kairouz and Levy. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of iVillage, administers iVillage's stock option plans and establishes and reviews general policies relating to compensation and benefits of employees of iVillage. The Compensation Committee held eight meetings during the fiscal year ended
December 31, 1999.

     During fiscal 1999, each director attended 75% or more of the meetings of the Board of Directors and of the committees of the Board on which the director served during the period for which he was a director or committee member, respectively, except for Mr. Yudkovitz.

DIRECTOR COMPENSATION

     Directors do not currently receive any cash compensation from iVillage for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. From time to time, certain directors of iVillage have received grants of options to purchase shares of iVillage's common stock pursuant to the 1995 Amended and Restated Employee Stock Option Plan and the Amended and Restated 1999 Employee Stock Option Plan. Under iVillage's 1999 Director Option Plan, non-employee directors are eligible to receive non-discretionary, automatic stock option grants.

     On December 15, 1999, each non-employee director of iVillage was granted an option to purchase 1,666 shares of iVillage's common stock at an exercise price of $25.38 per share pursuant to the 1999 Director Option Plan. On January 13, 2000, each non-employee director was also granted an option to purchase an additional 10,000 shares of common stock at an exercise price of $17.625 under the Amended and Restated 1999 Employee Stock Option Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation earned for services rendered to iVillage in all capacities for the fiscal years ended December 31, 1997, 1998 and 1999 by iVillage's Chief Executive Officer and its four next most highly compensated executive officers who earned more than $100,000 during the fiscal years ended December 31, 1997, 1998 and 1999 (collectively, the "Named Executive Officers").

                                                                                                   LONG-TERM
                                                                                                  COMPENSATION
                                                                                                  ------------
                                                                                                     AWARDS
                                                                                                  ------------
                                                                  ANNUAL COMPENSATION             SECURITIES
                                                         --------------------------------------   UNDERLYING
                                                                                OTHER ANNUAL      OPTIONS/SARS
NAME AND PRINCIPAL POSITION                       YEAR   SALARY($)   BONUS($)   COMPENSATION($)     (#)(1)
------------------------------------------------  ----   ---------   --------   ---------------   ------------
Candice Carpenter ..............................  1999   $ 225,000   $ 90,000            --          333,333
  Chief Executive Officer                         1998     225,000         --            --          153,334
                                                  1997     266,250     50,000         3,708           93,334

Nancy Evans ....................................  1999     208,750    134,000            --          116,667
  Editor-in-Chief                                 1998     195,000         --            --           76,667
                                                  1997     245,417     25,000            --               --

John W. Glascott(2) ............................  1999     211,279     91,307            --           30,000
  Senior Vice President, Sponsorship              1998     155,906     50,000            --           66,667
                                                  1997          --         --            --               --

Allison Abraham(3) .............................  1999     164,167     99,000        75,000(4)            --
  Chief Operating Officer                         1998      68,228         --            --          125,003
                                                  1997          --         --            --               --

Steven A. Elkes ................................  1999     166,500    202,099            --            6,667
  Senior Vice President, Business Affairs         1998     158,968     12,150            --           16,667
                                                  1997     135,000     40,000         1,875           28,334

------------------------------
(1) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan or Amended and Restated 1999 Employee Stock Option Plan and generally vest 1/4 one year after the date of employment and the remainder in equal quarterly installments, except for the grants of options in fiscal 1999 to Msdmes. Carpenter and Evans. See "Certain Transactions."

(2) Mr. Glascott joined iVillage in April 1998.

(3) Ms. Abraham joined iVillage in June 1998.

(4) Consists of reimbursement of relocation expenses.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 1999. iVillage has never granted any stock appreciation rights. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the Board of Directors. The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect iVillage's estimate of future stock price growth.

                                             PERCENT OF
                               NUMBER OF      TOTAL
                               SECURITIES    OPTIONS                                     POTENTIAL REALIZABLE VALUE AT ASSUMED
                               UNDERLYING    GRANTED TO      EXERCISE                            ANNUAL RATES OF STOCK
                                OPTIONS      EMPLOYEES IN    PRICE PER                     PRICE APPRECIATION FOR OPTION TERM
                                GRANTED      FISCAL YEAR      SHARE       EXPIRATION    ----------------------------------------
NAME                              (#)          (%)            ($/SH)         DATE                5%($)               10%($)
----------------------------   ----------    ------------    ---------    ----------    ----------------------  ----------------
Candice Carpenter...........     333,333          10%         $ 24.00         2/1/06          $3,256,800              $7,589,729
Nancy Evans.................     116,667           3            24.00         2/1/06           1,139,881               2,656,408
John W. Glascott............      30,000           1            23.44        11/3/06             286,273                 667,138
Allison Abraham.............          --          --               --             --                  --                      --
Steven A. Elkes.............       6,667          --            24.00         2/1/06              65,139                 151,802


FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning stock options held during the fiscal year ended December 31, 1999 and exercisable and unexercisable options held as of December 31, 1999. No options were exercised during fiscal 1999 by any of the officers. The value of unexercised in-the-money options at fiscal year-end is based on $20.25 per share, the assumed fair market value of the common stock at December 31, 1999, less the exercise price per share.

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS AT
                                                          AT FISCAL YEAR-END (#)             FISCAL YEAR-END
                                                       ----------------------------    ----------------------------
NAME                                                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------------------   -----------    -------------    -----------    -------------
Candice Carpenter...................................     109,999         470,002       $ 1,614,736     $ 1,984,284
Nancy Evans.........................................      28,750         164,584           409,688         682,817
John W. Glascott....................................      25,000          71,667           356,250         593,755
Allison Abraham.....................................      48,958          76,045           637,740         978,897
Steven A. Elkes.....................................      28,124          28,544           401,156         340,999

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee (the "Committee") of the Board of Directors currently consists of Douglas McCormick, Habib Kairouz and Michael Levy, all of whom are outside directors of iVillage. The Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of iVillage and establishes and reviews general policies relating to compensation and benefits of employees of iVillage. The following is the report of the Committee describing compensation policies and rationale applicable to iVillage's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1999. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "1934 Act"), except to the extent that iVillage specifically incorporates it by reference in such filing.

PHILOSOPHY AND REVIEW OF COMPENSATION

     iVillage's executive compensation program is generally designed to align the interests of executives with the interests of stockholders and to reward executives for achieving corporate and individual objectives. The executive compensation program is also designed to attract and retain the services of qualified executives in the highly competitive Internet, high technology and media marketplaces. iVillage uses salaries, bonuses and stock options to meet these goals.

     The compensation program is structured to recognize each executive's level of responsibility and to reward exceptional individual and corporate performance. The program takes into account both annual operating results and the desirability of providing incentives for future improvement. This includes the ability to implement the Company's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Compensation decisions for all executives, including the Chief Executive Officer ("CEO"), are based on the same criteria.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to iVillage's executive officers.
Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers, unless compensation is performance-based. In general, it is the Committee's policy to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws. The Committee believes that this limitation did not result in the loss of any potential tax deduction to iVillage for its fiscal year ended December 31, 1999.

BASE SALARIES

     Base salary levels for the CEO and other executive officers are intended to compensate executives competitively within the Internet high-technology and media marketplaces. Salaries and salary adjustments are based on the responsibilities, performance and experience of each executive, regular reviews of competitive positioning (comparing the Company's salary structure with that of similar companies) and business performance. While there is no specific weighting of these factors, the responsibilities, performance and experience of each executive and reviews of competitive positioning are the most important considerations. Base salaries are determined on an individual basis by evaluating each executive's scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. Regarding the latter measure, certain companies included in the peer group index of the Stock Performance Graph are also included in surveys reviewed by the Committee in determining salary levels for the CEO and other executive officers of iVillage. Base salaries for executives are reviewed annually by the Committee.

BONUSES

     Bonuses or other short-term cash awards to executives are directly based on iVillage's fiscal year operating results and recognize contributions to the business during the fiscal year. The specific bonus the CEO and each of the other nine senior executive officers receives is dependent on the executive's level of responsibility, individual performance and iVillage's performance. Levels of responsibility are evaluated annually by the Committee without regard to any specific formula. Assessments of individual performance are made annually by the Committee after receiving the evaluations and recommendations of the CEO. Such assessments are based on a number of factors, including individual and corporate performance, initiative, business judgement and management skills. Assessments of iVillage's performance are made annually by the Committee based on iVillage's operating and financial results and satisfaction of specified performance targets.

     Total bonuses to the CEO and the other senior executive officers for fiscal 1999 aggregated approximately 1.3% of pre-tax income (before deduction of the cash bonuses), with 15.7% of such total bonuses being awarded to Ms. Carpenter. The portion of the total bonus pool awarded to Ms. Carpenter for fiscal 1999 reflects her significant personal contributions to the business and her leadership in building iVillage's revenues and capital position. The award was based on the Committee's general evaluation of Ms. Carpenter's overall contribution as CEO to iVillage's performance levels. The Committee believes that Ms. Carpenter's cash compensation (salary and cash bonus) was appropriate in relation to compensation of CEOs of comparable companies, including the companies comprising the peer group reflected in the Stock Performance Graph, taking into account the size and business results of iVillage and those companies.

LONG-TERM EQUITY INCENTIVES

     iVillage provides long-term incentives to its executive officers and to all other employees through the grant of stock options under its stock option plans. The purpose of granting stock options is to create a direct link between compensation and the long-term performance of iVillage's common stock. iVillage stock options are generally granted at an exercise price equal to 100% of the fair market value on the date of grant, have a seven-year term and generally vest in installments over 48 months. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of iVillage's common stock, this portion of the executives' compensation is directly aligned with an increase in stockholder value. The primary stock options granted to executive officers are generally in conjunction with the executive officer's acceptance of employment with iVillage. When determining the number of stock options to be awarded to an executive officer, the Committee considers the executive's current contribution to iVillage's performance, the executive officer's anticipated contribution in meeting iVillage's long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by other Internet companies. The Committee also reviews stock option levels for executive officers at the beginning of each fiscal year in light of long-term strategic and performance objectives and each executive's current and anticipated contributions to iVillage's future performance. Reflecting the increasing scope of iVillage's business, the Committee recommended (and the full Board of Directors granted) incentive stock option grants in February 1999 for the CEO and Editor-in-Chief under the Amended and Restated 1999 Employee Stock Option Plan to purchase 333,333 and 116,667 shares of common stock, respectively, at an exercise price equal to $24.00 per share. The stock options granted to the CEO vest 20% upon each of the second and third anniversaries of the date of grant and 30% upon each of the fourth and fifth anniversaries of the date of grant. The Editor-in-Chief's options vest at the rate of 25% per year beginning on the second anniversary of the date of grant. The Committee also recommended (and the full Board of Directors granted) stock option grants for the other senior executive officers of an aggregate of 250,001 shares during fiscal 1999. These options generally vest over four years from the date of grant.

OTHER COMPENSATION

     iVillage's executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including iVillage's Employee Stock Purchase Plan. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

CEO COMPENSATION

     Candice Carpenter is Chief Executive Officer and Co-Chairperson of the Board of Directors. The Committee reviews Ms. Carpenter's compensation annually using the same criteria and policies as are employed for other executive officers. The Board of Directors determined Ms. Carpenter's compensation based upon the Committee's recommendation.

                        Members of the Compensation Committee

                                 Habib Kairouz
                                  Michael Levy
                               Douglas McCormick

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the common stock as of March 15, 2000 of (i) each person known by iVillage to beneficially own more than 5% of the common stock, (ii) each director or director nominee of iVillage, (iii) each executive officer of iVillage for whom information is given in the Summary Compensation Table in this proxy statement, and (iv) all directors and executive officers of iVillage as a group.

                                                                              NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                                                     BENEFICIALLY HELD(1)    PERCENT OF CLASS
--------------------------------------------------------------------------   --------------------    ----------------
America Online, Inc.(2) ..................................................         2,404,840                8.0%
  22000 AOL Way
  Dulles, Virginia 20166-9323

National Broadcasting Company, Inc.(3) ...................................         2,161,634                7.2
  30 Rockefeller Plaza
  New York, New York 10112

Rho Management Trust I(4) ................................................         1,674,928                5.7
  152 West 57th Street
  New York, New York 10019

Candice Carpenter(5)......................................................           792,083                2.7

Nancy Evans(6)............................................................           343,874                1.2

Alan Colner(7)............................................................           743,294                2.5

Jay C. Hoag(8)............................................................           616,634                2.1

Habib Kairouz(9)..........................................................         1,674,928                5.7

Lennert J. Leader(10).....................................................         2,404,840                8.0

Michael Levy(11)..........................................................            68,889                  *

Douglas McCormick(12).....................................................            22,222                  *

Daniel H. Schulman(13)....................................................            11,111                  *

Martin J. Yudkovitz(14)...................................................         2,165,634                7.2

Steven A. Elkes(15).......................................................            36,952                  *

Allison Abraham (16)......................................................            61,626                  *

John W. Glascott(17)......................................................            38,209                  *

All directors and executive officers as a group (18 persons)..............         8,985,027               29.2

------------------------------
  *  Less than one percent of the outstanding common stock.

 (1) Unless otherwise indicated, the address for each listed director or officer is c/o iVillage Inc., 212 Fifth Avenue, New York, New York 10010. As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. For purposes of this table, a person is deemed to be the beneficial owner of securities that can be acquired within 60 days from March 15, 2000 through the exercise of any option or warrant. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 29,635,027 shares of common stock outstanding as of March 15, 2000.

 (2) Includes 350,908 shares of common stock issuable upon the exercise of warrants.

 (3) The National Broadcasting Company, Inc. has sole voting and dispositive power over all shares. Includes 323,625 shares of common stock issuable upon the exercise of a warrant.

 (4) Rho Management Partners L.P., a Delaware limited partnership, may be deemed the beneficial owner of the 1,674,928 shares registered in the name of Rho Management Trust I, according to an investment advisory relationship by which Rho Management Partners L.P. exercises voting and investment control over the shares.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (5) Includes (a) options to purchase 125,415 shares of common stock that are currently exercisable and (b) 104,166 shares of common stock beneficially owned by the Carpenter Family 1998 Irrevocable Trust. Ms. Carpenter disclaims beneficial ownership of the shares of common stock held by the Carpenter Family 1998 Irrevocable Trust.

 (6) Includes (a) options to purchase 33,542 shares of common stock that are currently exercisable and (b) 81,166 shares of common stock beneficially owned by the Evans/Wishman 1998 Irrevocable Trust. Ms. Evans disclaims beneficial ownership of the shares of common stock held by the Evans/Wishman 1998 Irrevocable Trust.

 (7) Mr. Colner is Managing Director, Private Equity Investments at Moore Capital Management, Inc., the investment advisor to Moore Global Investments, Ltd. and Remington Investment Strategies, L.P. Mr. Colner does not have voting or investment power with respect to the shares of common stock owned by Moore or Remington. Mr. Colner disclaims beneficial ownership of the shares of common stock beneficially owned by Moore Global Investments, Ltd. and Remington Investment Strategies, L.P.

 (8) Mr. Hoag is a Managing Member of Technology Crossover Management II, L.L.C., the General Partner of TCV II Strategic Partners, L.P., TCV II (Q), L.P., TCV II V.O.F., Technology Crossover Ventures II, C.V. and Technology Crossover Ventures II, L.P. Mr. Hoag may be deemed to have beneficial ownership of 40,246 shares owned by TCV II Strategic Partners, L.P., 226,786 shares owned by TCV II (Q) L.P., 9,582 shares owned by TCV II V.O.F., 45,038 shares owned by Technology Crossover Ventures II, C.V. and 294,982 shares owned by Technology Crossover Ventures II, L.P. Mr. Hoag disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein arising from his interest in Technology Crossover Management II, L.L.C.

 (9) Mr. Kairouz is Managing Director of Rho Management Company, Inc., an affiliate of Rho Management Partners L.P. In such capacity, Mr. Kairouz may be deemed to have beneficial ownership of the 1,674,928 shares owned by Rho Management Trust I. Mr. Kairouz disclaims beneficial ownership of the shares reported by Rho Management Trust I, other than 17,249 shares in which Mr. Kairouz has a pecuniary interest.

(10) Consists of 2,404,840 shares of common stock beneficially owned by America Online, Inc., including 350,908 shares of common stock issuable upon the exercise of warrants. Mr. Leader shares voting power with America Online, Inc. Mr. Leader disclaims beneficial ownership of the shares of common stock beneficially owned by America Online, Inc.

(11) Includes options to purchase 47,223 shares of common stock that are currently exercisable.

(12) Consists of options to purchase 22,222 shares of common stock that are currently exercisable.

(13) Consists of options to purchase 11,111 shares of common stock that are currently exercisable.

(14) Consists of 4,000 shares of common stock beneficially owned by Mr. Yudkovitz and 2,161,634 shares of common stock beneficially owned by the National Broadcasting Company, Inc., including 323,625 shares of common stock issuable upon the exercise of a warrant. Mr. Yudkovitz is an Executive Vice President of NBC and President of NBC Interactive Media, a division of NBC. Mr. Yudkovitz does not have voting or investment power with respect to the shares of common stock owned by NBC. Mr. Yudkovitz disclaims beneficial ownership of the shares of common stock beneficially owned by NBC.

(15) Includes options to purchase 33,752 shares of common stock that are currently exercisable.

(16) Includes options to purchase 58,626 shares of common stock that are currently exercisable.

(17) Includes options to purchase 35,209 shares of common stock that are currently exercisable.

                              CERTAIN TRANSACTIONS

     On June 5, 1998, Candice Carpenter executed a promissory note in favor of iVillage for borrowings up to a maximum principal amount of $500,000, of which $500,000 was outstanding at December 31, 1999. Subject to prepayment or acceleration, any loans made to Ms. Carpenter under the note mature on December 31, 2001. Borrowings made under the note bear interest at 5.58% per annum and are payable on an annual basis on December 31 of each year commencing on December 31, 1998. Prior to December 15, 1999, the note was collateralized by a pledge by Ms. Carpenter of 166,666 shares of common stock. On December 15, 1999, the collateral was reduced to 20,000 shares of common stock.

     On September 14, 1998, iVillage entered into a sponsorship agreement with Re.Store, Inc. now known as MyBasics.com. In 1998, iVillage recognized $546,875 as revenue from the agreement. As of December 31, 1998, MyBasics.com had paid $312,500 of such amount. The balance of $234,375 was paid in September 1999. In addition, in 1998, iVillage received 2,243 shares of common stock of MyBasics.com in accordance with the agreement. Candice Carpenter resigned as a director of MyBasics.com on April 5, 1999.

     On February 1, 1999, Candice Carpenter and Nancy Evans were granted incentive stock options under the Amended and Restated 1999 Employee Stock Option Plan to purchase 333,333 and 116,667 shares of common stock, respectively, at an exercise price equal to $24.00 per share. The stock options granted to Ms. Carpenter vest 20% upon each of the second and third anniversaries of the date of grant and 30% upon each of the fourth and fifth anniversaries of the date of grant. Ms. Evans' options vest at the rate of 25% per year beginning on the second anniversary of the date of grant.

     Upon being elected to the Board of Directors, Douglas McCormick and Daniel Schulman were granted stock options under the 1999 Director Option Plan to purchase 33,333 and 16,666 shares of common stock, respectively, at an exercise price equal to $24.00 per share. One-third of the options vested upon the date of grant and one-third vest upon each of the second and third anniversaries of the date of grant.

     On March 9, 1999, iVillage and NBC amended their November 11, 1998 advertising and promotional agreement and entered into a stock purchase agreement pursuant to which iVillage issued 4,889,030 shares of series E convertible preferred stock and warrants to purchase up to 970,874 shares of series E convertible preferred stock at $5.15 per share during 2000 and 813,008 shares at $6.15 per share during 2001 in exchange for a promissory note in the approximate amount of $15.5 million. The note, which bears interest at the rate of 5% per annum is payable quarterly in twelve equal installments of approximately $1.4 million beginning April 1, 1999. In addition, iVillage agreed to purchase, for cash, $13.5 million of advertising and promotional spots during 1999 and $8.5 million per annum during 2000 and 2001. iVillage also agreed to pay $1.1 million during 1999 for prominent placement on the NBC.com Web site.

     iVillage has entered into indemnification agreements with its officers and directors containing provisions which may require iVillage, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                            STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total stockholder returns for iVillage's common stock, the Nasdaq Stock Market Index for U.S. Companies, and The Street.com Internet Index. The graph assumes the investment in each of $100 on March 19, 1999, the date of iVillage's initial public offering, and the reinvestment of all dividends. The data regarding iVillage assumes an investment at the initial public offering price of $24.00 per share of iVillage's common stock. The performance shown is not necessarily indicative of future performance.

                COMPARISON OF NINE-MONTH CUMULATIVE TOTAL RETURN
                              AMONG IVILLAGE INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE STREET.COM INTERNET INDEX


                                  [BAR CHART]


                                                                                            THE STREET.COM
MEASUREMENT PERIOD                                         IVILLAGE INC.    NASDAQ INDEX    INTERNET INDEX
--------------------------------------------------------   -------------    ------------    ---------------
Measurement Pt--03/19/99................................      $100             $100            $100
12/31/99................................................     $84.38          $169.84          $182.23


                                     [CHART]

                                PROPOSAL NO. 2:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as iVillage's independent auditors to audit the financial statements of iVillage for the fiscal year ending December 31, 2000, and recommends that stockholders vote for ratification of this appointment. PricewaterhouseCoopers LLP has audited iVillage's financial statements since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as iVillage's independent auditors is not required by iVillage's By-Laws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of iVillage and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS iVILLAGE'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals to be presented at the 2001 Annual Meeting of Stockholders, for inclusion in iVillage's proxy statement and form of proxy relating to that meeting, must be received by iVillage at its offices in New York, New York, addressed to the Secretary, not later than March 3, 2001. Such proposals must comply with iVillage's By-Laws and the requirements of Regulation 14A of the 1934 Act.

     In addition, Rule 14a-4 of the 1934 Act governs iVillage's use of its discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to iVillage's 2001 Annual Meeting of Stockholders, if iVillage is not provided notice of a stockholder proposal prior to March 3, 2001, iVillage will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the 1934 Act and the rules thereunder, iVillage's executive officers and directors and persons who own more than 10% of a registered class of iVillage's equity securities are required to file with the Securities and Exchange Commission and The Nasdaq Stock Market, Inc. reports of their ownership of, and transactions in, iVillage's common stock. Based solely on a review of copies of such reports furnished to iVillage, or written representations that no reports were required, iVillage believes that during the fiscal year ended December 31, 1999 its executive officers and directors complied with the Section 16(a) requirements except that (i) Messrs. Steven A. Elkes and Sanjay Muralidhar each timely reported a transaction but inadvertently under-reported their respective transactions by 100 shares, which omissions were each corrected by the filing of an amended Form 4; (ii) Mr. John Curran failed to file a Form 3 upon becoming an executive officer of iVillage, which omission was corrected in his year-end Form 5; and (iii) Mr. Craig Monaghan timely filed a Form 3 upon iVillage's becoming a public company under the 1934 Act but inadvertently failed to report certain derivative securities held by him at that time, which omission was corrected in his year-end Form 5. At the date of this proxy statement, iVillage had not received a written statement that no Form 5 filing was required from Ms. Caterina A. Conti, a former officer, who did not file a Form 5.

                                 OTHER MATTERS

     At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Steven A. Elkes
                                          -----------------------------
                                          Steven A. Elkes
                                          Secretary

Dated: April 11, 2000
                                 iVILLAGE INC.
      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD ON MAY 17, 2000

   The undersigned hereby appoints Candice Carpenter and Steven A. Elkes, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of iVillage Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of iVillage Inc. to be held at The 200 Fifth Avenue Club, in the International Toy Center, 200 Fifth Avenue, New York, New York, on Wednesday, May 17, 2000 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1. To elect three Class II Directors.

  / / FOR all nominees below (except as marked to the contrary below)

  / / WITHHOLD AUTHORITY to vote for all nominees below

NOMINEES: 01 Jay C. Hoag    02 Douglas McCormick    03 Daniel H. Schulman

      TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)'
                                    NAME(S)

----------------------------             --------------------------

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

2. To ratify selection of PricewaterhouseCoopers LLP as independent auditors of iVillage Inc. for its fiscal year ending December 31, 2000.

             / / FOR             / / AGAINST             / / ABSTAIN

                                                    ------------------------
                                                   |     SEE REVERSE FOR    |
                                                   |   VOTING INSTRUCTIONS  |
                                                    ------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

RECEIPT OF NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED, AND THE TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PROXY. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN FOR SAID MEETING OR ANY AND ALL ADJOURNMENTS, POSTPONEMENTS AND CONTINUATIONS THEREOF.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                                              Address Change? Mark Box / /
                                              Indicate Changes Below

                                              ----------------------------------

                                              Dated:                      , 2000
                                                    -----------------------

                                              ----------------------------------

                                              ----------------------------------
                                                         SIGNATURE(S)

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.